Exhibit 3.13

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

SUPPLYSTILL LIMITED

(Adopted by special resolution passed on 10 November 2010)

INTRODUCTION

1.	INTERPRETATION

1 1	In these Articles, unless the context otherwise requires

Act: means the Companies Act 2006,

appointor: has the meaning given in Article 10 1,

Articles: means the company’s articles of association for the time being in force,

business day: means any day (other than a Saturday, Sunday or public holiday in the United Kingdom) on which clearing banks in the City of London are generally open for business,

Conflict: has the meaning given in article 6 3,

eligible director: means a director who would be entitled to vote on the matter at a meeting of directors (but excluding any director whose vote is not to be counted in respect of the particular matter), and

Model Articles: means the model articles for private companies limited by shares contained in Schedule 1 of the Companies (Model Articles) Regulations 2008 (S1 2008/3229) as amended prior to the date of adoption of these Articles.

1 2	Save as otherwise specifically provided in these Articles, words and expressions which have particular meanings in Model Articles shall have the same meanings in these Articles, subject to which and unless the context otherwise requires, words and expressions which have particular meanings in the Act shall have the same meanings in these Articles.

1 3	Headings in these Articles are used for convenience only and shall not affect the construction or interpretation of these Articles.

1 4	A reference in these Articles to an “article” is a reference to the relevant article of these Articles unless expressly provided otherwise.

1 5	Unless expressly provided otherwise, a reference to a statute, statutory provision subordinate legislature is a reference to it as it is in force from time to time, taking account of

(a)	any subordinate legislation from time to time made under it, and

(b)	any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation on which it amends or re-enacts.

1 6	Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1 7	The Model Articles shall apply to the company, except in so far as they are modified or excluded by these Articles.

DIRECTORS

2.	BORROWING POWERS

2 1	The directors may exercise all the powers of the company to borrow money without limit as to amount and upon such terms and In such manner as they think fit, and to grant any mortgage, charge or standard security over its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock, and other securities whether outright or as security for any debt, liability or obligation of the company or of any third party.

3.	DIRECTORS TO TAKE DECISIONS COLLECTIVELY

3 1	Article 7 of the Model Articles shall be amended by

(a)	the insertion of the words “for the time being” at the end of article 7(2)(a), and

(b)	the insertion in article 7(2) of the words “(for so long as he remains the sole director)” after the words “and the director may”.

3 2

A meeting of the directors or of a committee of the board may consist of a conference between directors and any alternate directors who are not all in one place, but each of which is able (directly or by telephonic communication) to speak to each others, and to be heard by each of the others simultaneously. A director or an alternate director taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly. Such a meeting shall be deemed to take place at the place where the largest group of those participating in the conference is assembled, or, if there is no such group, where the chairman of the meeting participates. The word meeting in these articles shall be construed accordingly.

4.	UNANIMOUS DECISIONS

4 1	Articles 8 of the Model Articles shall not apply to the company.

4 2	A decision of the directors is taken in accordance with this article when all eligible directors indicate to each other by any means that they share a common view on a matter.

4 3	Such a decision may take the form of a resolution in writing, where each eligible director has signed one or more copies of it, or to which each eligible director has otherwise indicated agreement in writing.

4 4	A decision may not be taken in accordance with this article if the eligible directors would not have formed a quorum at such a meeting.

5.	QUORUM FOR DIRECTORS’ MEETINGS

5 1	Articles 11(2) and (3) of the Model Articles shall not apply to the company.

5 2	Subject to article 5 3, the quorum for the transaction of business at a meeting of directors is any two eligible directors.

5 3	For the purposes of any meeting (or part of a meeting) held pursuant to article 6 to authorise a director’s conflict, if there is only one eligible director in office other than the conflicted director(s), the quorum for such meeting (or part of a meeting) shall be one eligible director.

5 4	If the total number of directors in office for the time being is less than the quorum required, the directors must not take any decision other than a decision

(a)	to appoint further directors, or

(b)	to call a general meeting so as to enable the shareholders to appoint further directors.

6.	DIRECTORS’ CONFLICTS OF INTEREST

6 1	Articles 14(1), (2), (3) and (4) of the Model Articles shall not apply to the company.

6 2	Subject to sections 177(5) and 177(6) and sections 182(5) and 182(6) of the Act and provided he has declared the nature and extent of his interest in accordance with the requirements of the Companies Acts, a director who is in any way, whether directly or indirectly, interested in an existing or proposed transaction or arrangement with the company

(a)	may be a party to, or otherwise interested in, any transaction or arrangement with the company or in which the company is otherwise (directly or indirectly) interested,

(b)	shall be an eligible director for the purposes of any proposed decision of the directors (or committee of directors) in respect of such contract or proposed contract in which he is interested,

(c)	shall be entitled to vote at a meeting of directors (or of a committee of the directors) or participate in any unanimous decision, in respect of such contract or proposed contract in which he is interested,

(d)	may act by himself or his firm in a professional capacity for the company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a director,

(e)	may be a director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate in which the company is otherwise (directly or indirectly) interested, and

(f)	shall not, save as he may otherwise agree, be accountable to the company for any benefit which he (or a person connected with him (as defined in section 252 of the Act)) derives from any such contract, transaction or arrangement or from any such office or employment or from any interest in any such body corporate and no such contract, transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act.

6 3	The directors may, in accordance with the requirements set out in this article, authorise any matter or situation proposed to them by any director which would, if not authorised, involve a director (an Interested Director) breaching his duty under section 175 of the Act to avoid conflicts of interest (Conflict).

6 4	Any authorisation under this article 6 will be effective only if

(a)	to the extent permitted by the Act, the matter in question shall have been proposed by any director for consideration in the same way that any other matter may be proposed to the directors under the provisions of these Articles or in such other manner as the directors may determine,

(b)	any requirement as to the quorum for consideration of the relevant matter is met without counting the Interested Director, and

(c)	the matter was agreed to without the Interested Director voting or would have been agreed to if the Interested Director’s vote had not been counted.

6 5	Any authorisation of a conflict under this article 6 may (whether at the time of giving the authorisation or subsequently)

(a)	extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter or situation so authorised,

(b)	provide that the Interested Director be excluded from the receipt of documents and information and the participation in discussions (whether at meetings of the directors or otherwise) related to the Conflict,

(c)	provide that the Interested Director shall or shall not be an eligible director respect of any future decision of the directors in relation to any resolution related to the Conflict,

(d)	impose upon the Interested Director such other terms for the purposes of dealing with the conflict as the directors think fit,

(e)	provide that, where the Interested Director obtains, or has obtained (through his involvement in the Conflict and otherwise than through his position as a director of the company) information that is confidential to a third party, he will not be obliged to disclose that information to the company, or to use it in relation to the company’s affairs where to do so would amount to a breach of that confidence, and

(f)	permit the Interested Director to absent himself from the discussion of matters relating to the Conflict at any meeting of the directors and be excused from reviewing papers prepared by, or for, the directors to the extent they relate to such matters.

6 6	Where the directors authorise a Conflict, the Interested Director will be obliged to conduct himself in accordance with any terms and conditions imposed by the directors in relation to the Conflict.

6 7	The directors may revoke or vary such authorisation at any time, but this will not affect anything done by the Interested Director, prior to such revocation or variation, in accordance with the terms of such authorisation.

6 8	A director is not required, by reason of being a director (or because of the fiduciary relationship established by reason of being a director), to account to the company for any remuneration, profit or other benefit which he derives from or in connection with a relationship involving a Conflict which has been authorised by the directors or by the company in general meeting (subject in each case to any terms, limits or conditions attaching to that authorisation) and no contract shall be liable to be voided on such grounds.

7.	RECORDS OF DECISIONS TO BE KEPT

Where decisions of the director are taken by electronic means, such decisions shall be recorded by the directors in permanent form, so that they may be read with the naked eye.

8.	NUMBER OF DIRECTORS

Unless otherwise determined by ordinary resolution, the number of directors shall not be subject to any maximum but shall not be less than two.

9.	APPOINTMENT OF DIRECTORS

9 1	Articles 17(2) of the Model Articles shall not apply to the company.

9 2	In any case where, as a result of death or bankruptcy, the company has no shareholders and no directors, the transmittee(s) of the last shareholder to have died or to have a bankruptcy order made against him (as the case may be) have the right, by notice in writing, to appoint a natural person (including a transmittee who is a natural person), who is willing to act and is permitted to do so, to be a director.

10.	APPOINTMENT AND REMOVAL OF ALTERNATE DIRECTORS

10 1	Any director (appointor) may appoint as an alternate any other director, or any other person approved by resolution of the directors, to

(a)	exercise that director’s powers, and

(b)	carry out that director’s responsibilities

in relation to the taking of decisions by the directors, in the absence of the alternate’s appointor.

10 2	Any appointment or removal of an alternate must be effected by notice in writing to the company signed by the appointor, or in any other manner approved by the directors.

10 3	The notice must

(a)	identify the proposed alternate, and

(b)	in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the director giving the notice.

10 4	An alternate director’s appointment as an alternate terminates

(a)	when the alternate’s appointor revokes the appointment by notice to the company in writing specifying when it is to terminate,

(b)	on the occurrence, in relation to the alternate, of any event which, if it occurred in relation to the alternate’s appointor, would result in the termination of the appointor’s appointment as a director,

(c)	on the death of the alternate’s appointor, or

(d)	when the alternate’s appointor’s appointment as a director terminates.

11.	RIGHTS AND RESPONSIBILITIES OF ALTERNATE DIRECTORS

11 1	An alternate director may act as alternate director to more than one director and has the same rights in relation to any decision of the directors as the alternate’s appointor.

11 2	Except as the Articles specify otherwise, alternate directors

(a)	are deemed for all purposes to be directors,

(b)	are liable for their own acts and omissions,

(c)	are subject to the same restrictions as their appointors, and

(d)	are not deemed to be agents of or for their appointors

and in particular (without limitation), each alternate director shall be entitled to receive notice of all meetings of directors and of all meetings of committees of directors of which his appointor is a member.

11 3	A person who is an alternate director but not a director

(a)	may be counted as participating for the purposes of determining whether a quorum is present (but only if that person’s appointor is not participating),

(b)	may participate in a unanimous decision of the directors (but only if his appointor is an eligible director in relation to that decision, but does not participate), and

(c)	shall not be counted as more than one director for the purposes of articles 11 3(a) and (b).

11 4

A director who is also an alternate director is entitled, in the absence of his appointor, to a separate vote on behalf of his appointor, in addition to his own vote on any decision of the directors (provided that his appointor is an eligible director in relation to that decision), but shall not count as more than one director for the purposes of determining whether a quorum is present.

11 5	An alternate director may be paid expenses and may be indemnified by the company to the same extent as his appointor but shall not be entitled to receive any remuneration from the company for serving as an alternate director except such part of the alternate’s appointor’s remuneration as the appointor may direct by notice in writing made to the company.

12.	SECRETARY

The directors may appoint any person who is willing to act as the secretary for such term, at such remuneration and upon such conditions as they may think fit and from time to time remove such person and, if the directors so decide, appoint a replacement, in each case by a decision of the directors.

13.	DIRECTOR’S EXPENSES

Article 20 of the Model Articles shall be amended by the insertion of the words “(including alternate directors) and the secretary” before the words “properly incur”.

SHARES AND DISTRIBUTIONS

14.	TRANSFER OF SHARES

14 1	Article 26(5) of the Model Articles shall not apply to the company.

14 2	The directors may, in their absolute discretion and without assigning any reason thereof, decline to register the transfer of a share, whether or not it is a fully paid share. However, notwithstanding anything contained in these articles, the directors shall not decline to register any transfer of shares where such transfer is executed by or in favour of any bank or institution to whom such shares have been charged or mortgaged (or by or in favour of any nominee of such bank or institution) nor may the directors suspend registration of any member which is a bank or institution (or nominee thereof) to whom such shares have been charged or mortgaged.

15.	TRANSMISSION OF SHARES

15 1	Article 27(3) of the Model Articles shall be amended by the insertion of the words “, subject to article 9,” after the word “But”.

15 2	Article 29 of the Model Articles shall be amended by the insertion of the words “, or the name of any person(s) named as the transferee(s) in an instrument of transfer executed under article 28(2) [of the Model Articles],” after the words “the transmittee’s name”.

DECISION MAKING BY SHAREHOLDERS

16.	POLL VOTES

16 1	Articles 44(2) of the Model Articles shall not apply to the company.

16 2	A poll may be demanded at any general meeting by any qualifying person (as defined in Section 318 of the Act) present and entitled to vote at the meeting.

16 3	Article 44(3) of the Model Articles shall be amended by the insertion of the words “A demand so withdrawn shall not invalidate the result of a show of hands declared before the demand was made” as a new paragraph at the end of that article.

17.	PROXIES

17 1	Article 45(1)(d) of the Model Articles shall be deleted and replaced with the words “is delivered to the company in accordance with the Articles not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercise and in accordance with any instructions contained in the notice of the general meeting (or adjourned meeting) to which they relate”.

17 2	Article 45(1) of the Model Articles shall be amended by the insertion of the words “and a proxy notice which is not delivered in such manner shall be invalid, unless the directors, in their discretion, accept the notice at any time before the meeting” as a new paragraph at the end of that article.

ADMINISTRATIVE	ARRANGEMENTS

18.	MEANS OF COMMUNICATION TO BE USED

18 1	The company may give notice to a member by electronic means provided that

(a)	the member has given his consent in writing to receiving notice communicated by electronic means and in such consent has set out an address to which the notice shall be sent by electronic means, and

(b)	the electronic means used by the company enables the member concerned to read the text of the notice.

18 2	Any notice, document or other information shall be deemed served on or delivered to the intended recipient

(a)

if properly addressed and sent by prepaid United Kingdom first class post to an address in the United Kingdom, 48 hours after it was posted (or five business days after posting either to an address outside the United Kingdom or from outside the United Kingdom to an address within the

United Kingdom, if (in each case) sent by reputable international overnight courier addressed to the intended recipient, provided that delivery in at least five business days was guaranteed at the time of sending and the sending party receives a confirmation of the delivery from the courier service provider),

(b)	if properly addressed and delivered by hand, when it was given or left at the appropriate address,

(c)	if properly addressed and sent or supplied by electronic means, on the day on which the document or information was sent or supplied, and

(d)	if sent or supplied by means of a website, when the material is first made available on the website or (if later) when the recipient receives (or is deemed to have received) notice of the fact that the material is available on the website.

For the purposes of this article, no account shall be taken of any part of a day that is not a working day.

18 3	In proving that any notice, document or other information was properly addressed, it shall be sufficient to show that the notice, document or other information was delivered to an address permitted for the purpose by the Act.

19.	INDEMNITY

19 1	Articles 52 of the Model Articles shall not apply to the company.

19 2	Subject to article 19 3, but without prejudice to any indemnity to which a relevant officer (as hereinafter defined) is otherwise entitled

(a)	each relevant officer shall be indemnified out of the company’s assets against all costs, charges, losses, expenses and liabilities incurred by him as a relevant officer in the actual or purported execution and/or discharge of his duties, or in relation to them including (in each case) any liability incurred by him in defending any civil or criminal proceedings, in which judgment is given in his favour or in which he is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part or in connection with any application in which the court grants him, in his capacity as a relevant officer, relief from liability for negligence, default, breach of duty or breach of trust in relation to the company’s (or any associated company’s) affairs, and

(b)

the company may provide any relevant officer with funds to meet expenditure incurred or to be incurred by him in connection with any proceedings or application referred to in article 19 2(a) and otherwise may take any action to enable any such relevant officer to avoid incurring such expenditure.

19 3	This article does not authorise any indemnity which would be prohibited or rendered void by any provision of the Companies Acts or by any other provision of law.

19 4	In this article

(a)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate, and

(b)	a “relevant officer” means any director or other officer or former director or other officer of the company or an associated company (including any company which is a trustee of an occupational pension scheme (as defined by section 235(6) of the Act), but excluding in each case any person engaged by the company (or associated company) as auditor (whether or not he is also a director or other officer), to the extent he acts in his capacity as auditor).

20.	INSURANCE

20 1	Articles 53 of the Model Articles shall not apply to the company.

20 2	The directors may decide to purchase and maintain insurance, at the expense of the company, for the benefit of any relevant officer in respect of any relevant loss.

20 3	In this article

(a)	a “relevant officer” means any director or other officer of the company or an associated company (including any company which is a trustee of an occupational pension scheme (as defined by section 235(6) of the Act), but excluding in each case any person engaged by the company (or associated company) as auditor (whether or not he is also a director or other officer), to the extent he acts in his capacity as auditor),

(b)	a “relevant loss” means any loss or liability which has been or may be incurred by a relevant officer in connection with that relevant officer’s duties or powers in relation to the company, any associated company or any pension fund or employees’ share scheme of the company or associated company, and

(c)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.